Free Writing Prospectus pursuant to Rule 433 dated July 9, 2024 / Registration Statement No. 333-269296

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

Trigger Jump Securities with Auto-Callable Feature Based on the Performance of the Common Stock of NVIDIA Corporation due July 20, 2029 Principal At Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.
You should read the accompanying preliminary prospectus supplement dated July		Call observation dates	Call payment dates	Call premium amount
9, 2024, which we refer to herein as the accompanying preliminary prospectus		July 24, 2025	July 29, 2025	19.00%
supplement, to better understand the terms and risks of your investment, including		October 17, 2025	October 22, 2025	23.75%
the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.		January 20, 2026	January 23, 2026	28.50%
KEY TERMS		April 17, 2026	April 22, 2026	33.25%
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.	July 17, 2026	July 22, 2026	38.00%
Underlying stock:	the common stock of NVIDIA Corporation (Bloomberg symbol, “NVDA UW”)	October 19, 2026	October 22, 2026	42.75%
		January 19, 2027	January 22, 2027	47.50%
Pricing date:	expected to price on or about July 17, 2024	April 19, 2027	April 22, 2027	52.25%
Original issue date:	expected to be July 22, 2024	July 19, 2027	July 22, 2027	57.00%
Call observation dates:	as set forth under “Call observation dates” below	October 18, 2027	October 21, 2027	61.75%
Call payment dates:	as set forth under “Call payment dates” below	January 18, 2028	January 21, 2028	66.50%
Valuation date:	expected to be July 17, 2029	April 17, 2028	April 20, 2028	71.25%
Stated maturity date:	expected to be July 20, 2029	July 17, 2028	July 20, 2028	76.00%
Automatic call feature:	if, as measured on any call observation date, the closing price of the underlying stock is greater than or equal to the initial share price, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the call premium amount applicable to the corresponding call observation date. No payments will be made after the call payment date.	October 17, 2028	October 20, 2028	80.75%
		January 17, 2029	January 22, 2029	85.50%
		April 17, 2029	April 20, 2029	90.25%

		Hypothetical Payment Amount At Maturity
		The Securities Have Not Been Automatically Called

Payment at maturity:

if the final share price is greater than or equal to the downside threshold price, the sum of (i) $1,000 plus (ii) the product of $1,000 times the maturity date premium amount; or

if the final share price is less than the downside threshold price, the product of $1,000 times the share performance factor

This amount will be less than the stated principal amount of $1,000, will represent a loss of more than 30.00% and could be zero.

			Hypothetical Payment at Maturity
		Hypothetical Final Share Price	if the Securities Have Not Been Automatically Called on a Call Observation date (as Percentage of Stated Principal Amount)
		(as Percentage of Initial Share Price)

		200.000%	195.000%
		150.000%	195.000%
		125.000%	195.000%
		110.000%	195.000%
Initial share price:	the closing price of the underlying stock on the pricing date	105.000%	195.000%
Final share price:	the closing price of the underlying stock on the valuation date	100.000%	195.000%
Downside threshold price:	70.00% of the initial share price	90.000%	195.000%
		80.000%	195.000%
Call premium amount:	with respect to any call observation date, the applicable call premium amount set forth under “Call premium amount” below	70.000%	195.000%
		69.999%	69.999%
Maturity date premium amount:	95.00%	60.000%	60.000%
		50.000%	50.000%
Share performance factor:	the final share price / the initial share price	30.000%	30.000%
		25.000%	25.000%
CUSIP / ISIN:	40058E6J0 / US40058E6J06	0.000%	0.000%
Estimated value range:	$885 to $945 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the common stock of NVIDIA Corporation. The securities may be automatically called on any call observation date.

Your securities will be automatically called if the closing price of the underlying stock on any call observation date is greater than or equal to the initial share price, resulting in a payment on the applicable call payment date equal to (i) the principal amount of your securities plus (ii) such principal amount times the call premium amount applicable to such call observation date. No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final share price is greater than or equal to the downside threshold price, the return on your securities will be positive and equal to 95.00%; or (ii) if the final share price is less than the downside threshold price, you will receive a payment at maturity based on the share performance factor. You will not participate in any appreciation of the underlying stock.

The securities are for investors who seek a return of between 19.00% and 95.00%, depending on if and when their securities are automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated July 9, 2024
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical underlying index closing values), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary prospectus supplement, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying stock. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Lose Your Entire Investment in the Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped
▪
Your Securities Are Subject to Automatic Redemption
▪
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Price of the Underlying Stock at Any Time Other Than on the Applicable Call Observation Date or the Valuation Date, as the Case May Be
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying Stock
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
If the Market Price of the Underlying Stock Changes, the Market Value of Your Securities May Not Change in the Same Manner
▪
In Some Circumstances, the Payment You Receive on the Securities May Be Based on the Securities of Another Company and Not the Issuer of the Underlying Stock
▪
Past Performance of the Underlying Stock is No Guide to Future Performance of the Underlying Stock
▪
We Will Not Hold Shares of the Underlying Stock for Your Benefit
▪
You Have No Shareholder Rights or Any Rights to Receive Stock
▪
As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Market Value of Your Securities, When Your Securities Matue and the Amount You Receive at Maturity
▪
There Is No Affiliation Between the Underlying Stock Issuer and Us
▪
We Expect Your Securities Will Not Have An Active Trading Market
▪
The Calculation Agent Can Postpone a Call Observation Date or the Valuation Date, as the case may be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing
▪
You Have Limited Anti-Dilution Protection
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the securities and certain risks.

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Securities
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Securities
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Issuer of the Underlying Stock or Other Entities That Are Involved in the Transaction
▪
The Offering of the Securities May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the securities and certain risks.